SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*

                               China Finance, Inc.
                             f/k/a Kubla Khan, Inc.
                         ------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
                         ------------------------------
                         (Title of Class of Securities)

                                    501168108
                         ------------------------------
                                 (CUSIP Number)

                                 October 8, 2004
              ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|  Rule 13d-1 (b) [X] Rule 13d-1 (c) |_|  Rule 13d-1 (d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                                Page 1 of 5 Pages

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CUSIP No 501168108                      13G                                     Page 2 of 5 Pages

-------------- -----------------------------------------------------------------------------------

1              NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               ZuHong Xu
-------------- ------------------------------------------------------------------------------------

2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                       (a) |_|
               -----------------------------------------------------
                                                                                      (b) |_|
-------------- ------------------------------------------------------------------------------------
3
               SEC USE ONLY

-------------- ------------------------------------------------------------------------------------

4              CITIZENSHIP OR PLACE OF ORGANIZATION

               People's Republic of China
-------------- ------------------------------------------------------------------------------------

NUMBER OF                5          SOLE VOTING POWER
---------                           -----------------
SHARES
BENEFICIALLY                        10,337,800
------------             --------------------------------------------------------------------------
OWNED BY                 6          SHARED VOTING POWER
                                    -------------------
EACH
REPORTING                               0
PERSON                   --------------------------------------------------------------------------
                         7          SOLE DISPOSITIVE POWER
                                    ----------------------

                                   10,337,800
                         --------------------------------------------------------------------------
                         8          SHARES DISPOSITIVE POWER
                                    -----------------------

                                        0
---------------------------------------------------------------------------------------------------

9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               ------------------------------------------------------------

               10,337,800
-------------- ------------------------------------------------------------------------------------

10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*      |_|
               ---------------------------------------------------------------------

-------------- ------------------------------------------------------------------------------------
11
               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               17.9%
-------------- ------------------------------------------------------------------------------------

12             TYPE OF REPORTING PERSON*
               -------------------------

               IN
-------------- ------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No 501168108                      13G                                     Page 3 of 5 Pages
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Item  1(a). Name of Issuer: China Finance, Inc. f/k/a Kubla Khan, Inc.

Item  1(b). Address of Issuer's Principal Executive Offices: 57-71 #High-Tech
            Industrial Park Nanshan, District Shenzhen, P.R. CHINA

Item  2(a). Name of Person Filing: ZuHong Xu

Item  2(b). Address of Principal Business Office or if none, Residence: c/o
            China Finance, Inc., 57-71 #High-Tech Industrial Park Nanshan, District Shenzhen, P.R. CHINA

Item  2(c). Citizenship: P.R. China

Item  2(d). Title of Class of Securities: Common Stock, $.001 par value

Item  2(e). CUSIP Number: 501168108

Item  3.    Not Applicable

Item  4.    Ownership:

      (a)   Amount Beneficially Owned: 10,337,800

      (b)   Percent of Class: 17.9%

      (c)   Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 10,337,800

            (ii)  shared power to vote or to direct the vote: 0

            (iii) sole power to dispose or to direct the disposition of:
                  10,337,800

            (iv)  shared power to dispose or to direct the disposition of: 0

Item  5. Ownership of Five Percent or Less of a Class: Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person: Not Applicable

Item  7. Identification and Classification of Subsidiary Which Acquired the
         Securities: Not Applicable

Item  8. Identification and Classification of Members of the Group: Not
         Applicable

Item  9. Notice of Dissolution of Group: Not Applicable

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CUSIP No 501168108                      13G                                     Page 4 of 5 Pages
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Item  10.Certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No 501168108                      13G                                     Page 5 of 5 Pages
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         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        October 15, 2004



                                                        By: /s/ ZuHong Xu
                                                            --------------------
                                                            ZuHong Xu